SUB-ITEM 77I

                                                  MFS MUNICIPAL INCOME TRUST

The Trust established two new series of preferred shares as described in a Statement (pursuant to Section 6.1 of the Trust's Declaration of Trust) and filed under Rule 497(h) (File Nos. 333-42364 and 811-4841) with the Securities and Exchange Commission via EDGAR on December 5, 2000. Such description is incorporated herein by reference.